Exhibit 99.1

Dermira Reports Second Quarter 2015 Financial Results and Provides Corporate Update

Two Product Candidates Now in Phase 3 Development

Approximately $104 Million in Net Proceeds from Recent
Follow-on Public Offering

MENLO PARK, Calif., August 13, 2015 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients, today reported financial results for the quarter ended June 30, 2015 and provided an update on its clinical development programs.

“I am very pleased with the major strides Dermira has made towards achieving our long-term goal of delivering new and innovative products for patients and the dermatologists who treat them. With the recent initiation of our Phase 3 program for DRM04, a product candidate for the treatment of patients with axillary hyperhidrosis, and the Phase 3 CIMZIA program continuing to enroll patients, we now have two concurrent Phase 3 programs underway,” said Tom Wiggans, chairman and chief executive officer of Dermira. “In addition, the successful follow-on offering that we have just completed, which raised approximately $104 million in net proceeds, enhances our financial strength and ensures funding for our planned development programs through 2017. By that time, we expect to have topline Phase 3 results for CIMZIA and DRM04, to have advanced our DRM01 program in acne into Phase 3, subject to positive results from our ongoing Phase 2b program and an end-of-phase 2 meeting with the FDA, and to be building out our initial commercial capability. I look forward to updating you on our future progress.”

Operational Highlights and Clinical Pipeline Update

•                  Closed follow-on public offering. On August 11, Dermira closed a follow-on public offering of 5,175,000 shares of common stock, including 675,000 shares sold upon full exercise of the underwriters’ option to purchase additional shares of common stock, at a price to the public of $21.50 per share, all of which were sold by Dermira. Dermira estimates net proceeds from the offering to be approximately $104.0 million, after deducting underwriting discounts and commissions and estimated offering expenses.

•                  Initiated Phase 3 program for DRM04 in hyperhidrosis. In July, Dermira dosed the first patients in a Phase 3 program for DRM04 in patients with axillary hyperhidrosis. The DRM04 Phase 3 program consists of two identical, randomized, double-blind, vehicle-controlled studies, ATMOS-1 and ATMOS-2, each enrolling approximately 330 patients. The program is designed to assess the safety and efficacy of DRM04 compared to vehicle over a period of four weeks to support a potential New Drug Application submission to the U.S. Food and Drug Administration. The Phase 3 program also will include an open-label study, ARIDO, assessing the long-term safety of DRM04, in which patients from either of the Phase 3 studies will be permitted to continue to receive treatment for up to an additional 44 weeks. Topline results from this Phase 3 program are expected in the second half of 2016.

•                  Initiated Phase 2b trial for DRM01 in acne; trial enrolling patients. In April, Dermira dosed the first patient in a Phase 2b dose-ranging trial for DRM01, a novel, topical sebum inhibitor, in patients with acne vulgaris. The goal of the study is to establish the optimal dose for a potential Phase 3 program. Topline results from this Phase 2b study are expected in the first half of 2016. Data from Dermira’s DRM01 Phase 2a trial, which demonstrated clinically meaningful and statistically significant improvements in patients with moderate-to-severe acne across the study’s primary efficacy endpoints, were presented at the World Congress of Dermatology Meeting in June 2015.

•                  Enrollment continuing in Phase 3 program for CIMZIA® in psoriasis. Dermira’s Phase 3 program for moderate-to-severe chronic plaque psoriasis, which consists of the CIMPASI-1, CIMPASI-2 and CIMPACT trials, continues to enroll patients. Currently, CIMZIA is not approved for the treatment of psoriasis by any regulatory authority worldwide. Topline results from this Phase 3 program are expected in 2017.

Financial Highlights

Second Quarter 2015 Financial Results

•                  Dermira reported a net loss of $17.2 million for the quarter ended June 30, 2015, compared with a net loss of $8.8 million for the same period in 2014.

•                  Total operating expenses for the quarter ended June 30, 2015 were $17.3 million as compared to $8.7 million for the second quarter of 2014.

•                  Research and development expenses for the second quarter of 2015 were $13.5 million as compared to $7.0 million for the comparable prior-year period. This increase was primarily due to increased development costs for CIMZIA, DRM04, and DRM01 and headcount growth.

•                  General and administrative expenses in the second quarter of 2015 were $3.8 million as compared to $1.7 million for the comparable prior-year period. This increase was primarily related to headcount growth and the costs associated with being a publicly traded company following Dermira’s initial public offering in October 2014.

•                  As of June 30, 2015, Dermira had cash and cash equivalents and investments of $143.8 million, debt of $1.9 million and 24.7 million shares of common stock outstanding. The June 30, 2015, cash and cash equivalents and investments balance and common stock outstanding totals do not include the impact of the approximately $104.0 million in estimated net proceeds received and approximately 5.2 million shares of common stock issued by Dermira in connection with its follow-on public offering.

2015 Key Milestones and Expectations

•                  Continue to enroll patients in the CIMZIA Phase 3 program.

•                  Continue to enroll patients in the DRM04 Phase 3 program.

•                  Continue to enroll patients in the DRM01 Phase 2b dose-finding trial.

•                  Management reiterates its operating expense guidance for 2015, including GAAP operating expenses of $86-$91 million and non-GAAP operating expenses of $80-$85 million, which excludes the impact of stock-based compensation expense of approximately $6 million. In addition, management is updating its guidance for cash and cash equivalents and investments and total shares of common stock outstanding as of December 31, 2015 to reflect the impact of the follow-on public offering completed in August. As a result of this follow-on offering, management now expects to have approximately $194 million in cash and cash equivalents and investments and approximately 30 million total shares of common stock outstanding as of December 31, 2015.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, in Phase 3 development for the treatment of axillary hyperhidrosis; and DRM01, in Phase 2b development for the treatment of acne. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Use of Non-GAAP Measures

Dermira is reiterating its expectations with respect to its 2015 non-GAAP operating expenses that do not include stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. Dermira’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes the non-GAAP information is useful to investors as it provides a basis for evaluating Dermira’s cash requirements and additional insight into the underlying operating results and Dermira’s ongoing performance in the ordinary course of its operations.

This non-GAAP measure may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Dermira believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate Dermira’s results of operations in conjunction with the corresponding GAAP measures.

Dermira excludes from its non-GAAP operating expenses stock-based compensation expense, which consists primarily of expenses for stock options under Accounting Standards Codification 718, Compensation—Stock Compensation. Dermira excludes stock-based compensation expense from its non-GAAP operating expense measure primarily because it is a non-cash expense that Dermira does not believe is reflective of ongoing operating results in the period incurred.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including with respect to: enrollment of the CIMZIA, DRM04 and DRM01 clinical trials and when the results of those trials will be available; timing of a Phase 3 program for DRM01; timing of establishment of commercial operations; impact of our product candidates on patients; commercial opportunity for our product candidates; management expectations for operating expenses, including on a non-GAAP basis, and stock-based compensation expenses for 2015; management expectations for cash and cash equivalents and investments, and total shares of common stock outstanding balances as of December 31, 2015; and management expectations for the estimated net proceeds to Dermira from its follow-on offering. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the outcomes of our clinical trials, our dependence on third-party clinical research organizations, manufacturers and suppliers, regulatory compliance with respect to the design and implementation of our clinical trials, our ability to obtain regulatory approval for our product candidates, and our ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

investors@dermira.com

Investor Contact

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Operating expenses:
Research and development (1)	$13,495	$6,963	$23,583	$13,648
General and administrative (1)	3,848	1,740	7,994	3,552
Total operating expenses	17,343	8,703	31,577	17,200

Loss from operations	(17,343)	(8,703)	(31,577)	(17,200)
Interest and other income (expense), net	222	(25)	459	(34)
Interest expense	(38)	(34)	(76)	(67)

Net loss	$(17,159)	$(8,762)	$(31,194)	$(17,301)

Net loss per share, basic and diluted	$(0.69)	$(9.72)	$(1.26)	$(19.28)

Weighted-average common shares used to compute net loss per share, basic and diluted	24,694,920	901,140	24,675,076	897,356

(1)    Amounts include stock-based compensation expense as follows:

Research and development	$404	$121	$859	$227
General and administrative	709	53	1,348	83
Total stock-based compensation expense	$1,113	$174	$2,207	$310

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2015	2014

Cash and cash equivalents and investments	$143,805	$163,634
Working capital	109,603	93,573
Total assets	151,444	178,221
Bank term loan, current and non-current	1,944	1,936
Additional paid-in capital	239,118	236,414
Accumulated deficit	(113,843)	(82,649)
Total stockholders’ equity	125,201	153,579

Note: The balance sheet data exclude the impact of the Company’s follow-on public offering that closed on August 11, 2015, in connection with which the Company issued a total of 5,175,000 shares of common stock and raised total estimated net proceeds of $104.0 million.